February 10, 2024 Ryan Kavalauskas Dear Ryan, On behalf of Ascent Industries Co. ("Ascent or "Company"), I am pleased to offer you the position of Chief Financial Officer, reporting to the CEO of Ascent. We are very excited to have you accept our offer and believe you will continue being a key member of Ascent's leadership team as we grow the company. Unless we agree otherwise in writing, you will commence your responsibilities in this role no later than February 12, 2024. Compensation & Performance Review Your annualized salary will be $350,000 payable in accordance with the Company's standard payroll practice and subject to applicable withholding and taxes. Your position is exempt from overtime pay and your salary will compensate you for all hours worked. You will receive periodic performance reviews at which time we will evaluate your performance, position and compensation with no guarantee of change at any time. Bonus You will be eligible for annual bonuses under the terms set forth by the Company's Compensation Committee of the Board of Directors. The Company executive bonus plan is comprised of both short and long-term incentive payments, and both are subject to Ascent meeting certain financial and operational performance targets each year, as et by the Company's Board of Directors. Short-Term Incentive compensation (STI) may include potential cash and/or equity awards (at Company's discretion). The STI target will be 50% of annual base salary. STI award is subject to Ascent meeting defined financial and operational performance targets each year and is contingent upon Board approval. Your eligibility for the STI compensation plan begins for the 2024 calendar year period and you will be eligible to receive a pro-rated target amount of STI for 2024. Bonuses are not considered earned until the date approved by the Board and paid. You must be an employee of Ascent on the date of payment in order to be eligible. Long-Term Incentive compensation (LTI) is a potential equity award in the form of Ascent stock. The LTI target will be set annually by the Compensation Committee. LTI is expected to be split evenly between Restricted Stock Units (RSU), and Performance Based Stock Units (PSU). Equity grant You will be granted Restricted Stock Units valued at $150,000 at the date of grant. One-half (50%) of the Restricted Stock Units will vest in equal annual amounts over a 3-year period with one-third of such amount vesting on each of the first three anniversary dates of your first date of employment. The remaining one-half (50%) will vest in three equal installments if or when the 30 day volume weighted average stock price (VWAP) for Ascent stock reaches a per share price of: $13, $16, and $19. 1400 16th Street, Suite 270 I Oak Brook, IL 60523-1801 Phone: +1.630.884.9181 I Web: ascentco.com

2 Benefits As an executive you do not have constraints around the amount of PTO (Paid Time Off) days available to you. Timing is dependent on your reporting executive's approval. During the term of your employment as a full-time employee, you will be entitled to participate in both the health benefits and our 401(k) plan, pursuant to the terms of any such plans and/or any applicable waiting period. Employment-at-Will If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this offer letter. This letter serves only as an offer of employment and does not constitute a contract of employment. Additional Provisions If you accept this offer, the terms described in this letter will be the terms of your employment. This letter supersedes any previous discussions or offers. Any additions to, or modifications of these terms must be in writing and signed by you and an officer of Ascent. Please evidence your acceptance of this offer by signing in the space provided below and returning it to me via email (ben@privetfund.com). This offer shall remain binding on Ascent and in full effect through February 12, 2024. We are very excited about the possibility of you joining us, and we look forward to a productive and mutually beneficial working relationship. Please let me or our Chief Legal Officer, Doug Tackett (dtackett@ascentco.com) know if we can answer any questions for your about any conditions outlined in this letter. Sincerely,

3 Ben Rosenzweig Executive Chairman Ascent Industries, Co. Acceptance of Job Offer: Date 02/11/2024